Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 20, 2015

Media Relations
CONTACT: Christina Sutter
PHONE: 412-248-8221

Interim Investor Relations
CONTACT: Beth Riley
PHONE: 412-248-8254

Kennametal Board Names Industrial Segment Leader

PITTSBURGH, Pa., November 20, 2015 - Kennametal Inc. (NYSE: KMT) announced today that its Board of Directors has elected Charles (Chuck) M. Byrnes, Jr. to the position of Kennametal vice president and executive vice president of the Industrial business segment effective December 7, 2015.

In this role, Byrnes will lead the company’s Industrial business and will be responsible for growth in diverse industries served by Kennametal and WIDIA metalworking solutions and services.

Byrnes has nearly 30 years of global commercial experience in the metals components industry. He joins Kennametal from General Bearing Corporation where he recently served as president. Prior to that, he was senior vice president of sales and marketing for Accuride Corporation. Previously, he held numerous leadership positions in North America and Europe across sales, marketing, new business development, purchasing and engineering at Accuride Corporation and The Timken Company. He holds a bachelor of science degree in mechanical engineering from Carnegie Mellon University in Pittsburgh, Pennsylvania.

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 13,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

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